Exhibit 99.B(d)(2)(vi)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

April 4, 2008

Series	Annual Sub-Advisory Fee
(as a percentage of ADNA)

ING Strategic Allocation Conservative Fund	Direct Investments
ING Strategic Allocation Growth Fund	0.360% on first $500 million
ING Strategic Allocation Moderate Fund	0.349% on next $500 million
0.338% on next $500 million
0.326% on next $500 million
0.315% over $2 billion

Underlying Funds
0.02%